Exhibit 99.1

Sterling Financial Corporation of Spokane, Washington, Outlines Lending Initiatives for 2009

Sterling Increases Lending with Capital Purchase Program Funds

SPOKANE, Wash.--(BUSINESS WIRE)--February 12, 2009--Sterling Financial Corporation (NASDAQ:STSA), the parent company of Sterling Savings Bank and Golf Savings Bank, today announced efforts to strengthen its lending initiatives following receipt of $303 million through the U.S. Department of the Treasury's Capital Purchase Program in December 2008. Capital investment through this program was made available to strong, well-capitalized financial institutions like Sterling in order to sustain and support businesses and consumers by ensuring credit availability, a central component of a healthy economy.

"By putting into place new and enhanced lending initiatives, Sterling is doing the right thing with its capital investment from the U.S. Treasury to support and foster economic development in the western region. As a leading regional community bank, we serve more than 20,000 businesses and 250,000 consumers in five states. And we do it person to person," said Harold B. Gilkey, Sterling's chairman and chief executive officer. "We also applaud government initiatives to increase the safety and security of customer deposits by increasing basic insurance coverage to $250,000 per depositor and making available deposit insurance to business accounts."

Of the $303 million in proceeds from the U.S. Treasury, Sterling retained $70 million and allocated $208 million to Sterling Savings Bank and $25 million to Golf Savings Bank. Sterling Savings Bank, a commercial bank, and Golf Savings Bank, an originator of residential home loans, are actively deploying this capital in an effort to help stimulate economic activity. Both banks have increased lending activity to creditworthy borrowers and introduced new lending programs to meet the needs of small- to mid-sized businesses and consumers throughout the western region.

In December 2008, Sterling originated approximately $325 million in new loans to businesses and consumers, bringing fourth-quarter 2008 lending to $720 million. Beginning in December and continuing into the first quarter of 2009, mortgage loan applications have risen significantly. Golf Savings Bank and Sterling Savings Bank are working to make low-interest mortgages available to customers interested in purchasing or re-financing homes and potential homebuyers with low to moderate incomes. Sterling recently introduced a new lending program designed to encourage sale of single-family homes:

  Single-Family Mortgages: Sterling is offering special mortgage loan programs for the purchase of single-family residences and condominiums in Sterling-financed developments throughout Washington, California, Oregon, Idaho and Montana.

Other new and enhanced lending initiatives designed to increase credit availability to businesses and consumers within Sterling's footprint include:

  Small Business Loans. Sterling Savings Bank’s Small Business Administration (SBA) division has dedicated additional funding to support the development of small business through active lending under 7A and 504 SBA programs, which provide basic loans for American small businesses and long-term financing options for fixed asset projects such as the construction of facilities, purchase of machinery and equipment or installation of utilities.
  Affordable Housing. In its continued support of affordable housing, both Sterling Savings Bank and Golf Savings Bank work with third parties to fund or invest in local bonds that finance affordable housing projects throughout Sterling’s region. Recently, Sterling accessed $460,000 in capital from the Federal Home Loan Bank Community Investment fund for affordable-housing projects in locations throughout the Pacific Northwest and also funded construction of affordable housing and supported small businesses with more than $7.5 million in tax credits.
  Business Growth. Sterling Savings Bank is partnering with a leasing company to provide enhanced financing options for commercial clients seeking to purchase equipment and other capital goods.

Sterling also remains dedicated to supporting projects that improve our communities. In 2008, through direct and indirect grants and investments, Sterling contributed to more than 450 non-profit organizations for community support of affordable housing, financial education, the arts and humanitarian concerns. In addition to financial support, Sterling employees devote hours of time to their community. In 2008, Sterling employees completed over 4,100 volunteer service hours, as documented under the requirements of the Community Reinvest Act.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of December 31, 2008, Sterling Financial Corporation had assets of $12.79 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling's website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to Sterling's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of additional adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:
Investor Contacts:
Sterling Financial Corporation
Daniel G. Byrne, EVP/Chief Financial Officer, 509-458-3711
or
Deborah L. Wardwell, VP/Investor Relations Director, 509-354-8165
or
Media Contact:
Sterling Savings Bank
Jennifer S. Lutz, PR Administrator, 509-368-2032